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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

HOME OFFICE:     1 Horace Mann Plaza
                 Springfield, Illinois 62715-0001
                 1-800-999-1030

MAILING ADDRESS: PO Box 4657
                 Springfield, IL 62708-4657

DEPOSIT ADMINISTRATION CONTRACT

(GROUP FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE RETIREMENT ANNUITY CONTRACT)

NONPARTICIPATING -- DIVIDENDS NOT PAID

ANY PAYMENTS AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON INVESTMENT RESULTS OF THE SEPARATE ACCOUNT(s) ARE VARIABLE AND NOT GUARANTEED.

We agree to provide the benefits described in this contract.

Signed for the Company at Springfield, Illinois, as of the Contract Date.

/s/ Lou Lower                 /s/ Tom Arisman                /s/ Ann M. Caparros
---------------               ---------------                -------------------
Presidents                    Countersigned                  Corporate Secretary

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

This deposit administration contract is a contract between the plan administrator and Horace Mann Life Insurance Company. This contract provides for the accumulation of value for retirement income.

TABLE OF CONTENTS

                                                                     Starting on

Section                                                                     Page

          Contract specifications                                              3

1         Definitions of certain terms                                         4

2         Contract expense(s)                                                  7

3         Investment accounts                                                  8

4         Contribution provisions                                             10

5         Contract control and general provisions                             12

6         Valuation provisions                                                15

7         Fixed Account liquidity provisions                                  16

8         Contract discontinuance                                             17

9         Effect of contract discontinuance                                   17

10        Death benefit                                                       18

11        Annuity income options                                              19

12        Annuity income option tables                                        24

          Endorsement(s)
          Copy of application
          Administrative notice(s)

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

CONTRACT SPECIFICATIONS

Contract Owner: [Chicago Public School District]

Contract effective date: [03/01/2002]

Contract jurisdiction: [Illinois]

Contract number: [0123456789]

Guaranteed interest rate:

Fixed Account: 3% per year prior to the start of income payments.

Variable Account: none

Guaranteed annuity income option rate: 3%

Contract term: [10] years.

Separate Account(s): [ ]

Endorsements: [ ]

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

SECTION 1. DEFINITIONS OF CERTAIN TERMS

"Accumulation unit" is an accounting unit of measure used to calculate the Separate Account values.

"Administrative notice" is a notice issued to and made a part of the contract.

"Annuitant" is the individual whose life shall serve as the measuring life for purposes of annuity payments under this contract.

"Annuity commencement date" is the date as of which annuity payments to a Participant are to begin as described under "Annuity income options" in this contract. However, these will be in accordance with Code Section 401 (a)(9).

"Code" is the Internal Revenue Code of 1986, as amended, or any successor thereto, along with the rulings and regulations issued thereunder.

"Company" is Horace Mann Life Insurance Company (may be referred to in this contract as "we" or "us").

"Contract anniversary date" is the first day of a contract year after the first contact year.

"Contract effective date" is the effective date of this contract. It is the date from which contract years are determined.

"Contract Owner" is the named employer or benefit trust in the Master Group Application (may be referred to in this contract as "you" and "your").

"Contract year" is a period of 12 months commencing with the contract effective date or with any contract anniversary.

"Date of coverage" is the date on which the application made on behalf of a Participant is received by the Company in good order.

"Fixed Account" refers to all assets of the Company other than those in the Separate Account(s), or in any other separate investment account established by the Company.

"Fund" is the underlying investment(s) to which net contributions may be allocated under a Separate Account.

"Good order" is an authorized Participant or Contract Owner instruction to the Company given with such clarity and completeness that the Company is not required to exercise any discretion, utilizing such forms as the Company may require.

"Home Office" is our executive office at 1 Horace Mann Plaza, Springfield, IL 62715-0001.

"Minimum death benefit" is the minimum amount payable upon the death of a Participant prior to age 70 and before any annuity income option has commenced.

"Participant" is a person who participates in the plan and elects to participate in this contract.

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

"Participant's account" is a bookkeeping account to which the Fixed Account values and Separate Account values held by the Contract Owner on behalf of a Participant are allocated, together with credited earnings and losses and less any prior surrenders (including transfers).

"Participant's contract year" is a period of 12 months commencing with the Participant's date of coverage under this contract and each successive twelve 12 month period thereafter.

"Plan" is the deferred compensation plan, 403(b) plan or qualified retirement plan that is funded by this contract.

"Premium tax" is the tax or amount of tax, if any, charged by a state or municipality on premiums or contract value.

"Proof of death" is a certified copy of the death certificate or an order of a court of competent jurisdiction.

"Related contract" is any plan funding vehicle identified by the Contract Owner in writing and accepted by the Company for the purpose of calculating or determining certain charges, services and/or benefits in connection with this contract as set forth in an administrative notice.

"Related Participant directed account option" is any Participant directed investment account under the plan as identified by the Contract Owner and accepted by the Company for the purpose of Participant directed transfers of amounts from the contract for investment outside of the contract.

"Separate Account" is the segregated asset account which receives and invests net contributions allocated to it. The Separate Account(s) supporting this contract are shown on the Contract Specifications page.

"Subaccount" is an account established within a Separate Account with respect to a fund.

"Supplemental contract" is a contract issued to a Participant or beneficiary, in order to effect an annuity income option under this contract.

"Supplemental contract owner" is the Participant or beneficiary to whom a supplemental contract is issued.

"Termination value" for each Participant's account for any day prior to the annuity commencement date is the value of the Participant's account on that valuation day, less:

      (a) any applicable premium taxes not previously deducted; and

      (b) any applicable contingent deferred sales charges as shown on the Contract Specifications page.

The portion of a Participant's termination value invested in a Separate Account may decrease or increase from day to day and is determined by the daily unit values of the Sub account(s) on the day of termination.

"Valuation day" is every day the New York Stock Exchange is open for trading on which a value is

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

calculated. The value of a Separate Account is determined as of the close of the New York Stock Exchange on such days.

"Valuation period" is the period between close of business on successive valuation days.

"Variable retirement unit" is an accounting unit of measure used to calculate the Separate Account values for supplemental contract owners.

SECTION 2. CONTRACT EXPENSE(S)

ANNUAL MAINTENANCE CHARGE -- The annual maintenance charge, if applicable, is deducted from the total accumulation value of the Participant's account or a proportionate amount will be collected upon Participant's account termination. The annual maintenance charge is deducted from the Subaccount containing the greatest dollar amount or from the Fixed Account when none of the Subaccounts have any value. This charge is shown in the endorsement listed on the Contract Specifications page and covers the general maintenance of the Participant's account.

CONTINGENT DEFERRED SALES CHARGES -- Surrenders and transfers from this contract shall be subject to a contingent deferred sales charge. The contingent deferred sales charge is a percentage of the Participant's account value transferred or surrendered. The number of Participant's certificate years completed prior to the surrender or transfer will determine the amount of the contingent deferred sales charge. For the purpose of calculating the contingent deferred sales charge only, the number of Participant's certificate years under this contract shall be deemed to have commenced with the Participant's date of coverage under a related contract, provided such related contract is so accepted by the Company for such purpose.

      (a) The contingent deferred sales charge to be applied under this contract shall be equal to:

      [5] percent of the surrendered or transferred amount from the Participant's account during the Participant's first [5] certificate years. After the Participant's [fifth] certificate year, surrenders or transfers will no longer be subject to any deduction for contingent deferred sales charges.

      (b) The contingent deferred sales charge described in (a) above shall not apply to an eligible surrender. For purposes of this contract, an eligible surrender is a surrender, including a surrender applied to effect an annuity income option under Section 11, "Annuity income options," where such surrender is (1) made on account of a qualifying event and (2) payable directly to the Participant, or, if applicable, to the Participant's beneficiary. For the purposes of this contract, qualifying events shall be those agreed to by the Contract Owner and the Company and shall be delineated by endorsement to this contract.

      (c) The contingent deferred sales charges shall not apply to a transfer of contract values from this contract to a related Participant directed account option or between the Fixed Account and/or the subaccounts of the Separate Account(s) in this contract.

      (d) Notwithstanding any other provisions of this contract, the contingent deferred sales charge

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

      shall not apply if a Participant elects an annuity income option of at least five years in duration.

DEDUCTION FOR MORTALITY AND EXPENSE RISK -- For assuming the mortality and expense risk and administrative undertakings under this contract the Company makes a deduction from the average daily net assets of the Separate Account(s) as follows:

The annualized rate of the deduction for such risks and undertakings has initially been set at the rate indicated in the table below. These deductions may be decreased at the sole discretion of the Company, and may be increased by the Company upon 90 days advance written notice to the Contract Owner, and subject to a maximum deduction of 1.50 percent per year from the average daily net assets of each investment option (subaccount) under the Separate Account(s) included in this contract. Deductions applicable to each investment option (subaccount) under the Separate Account(s) included in this contract may increase or decrease based on the amount of assets under this contract.

The following table demonstrates the initial annualized rates of deduction for assuming the mortality, expense and administrative undertakings to be applied under this contract.

ANNUALIZED RATES OF DEDUCTION--

Group A Investment options Group B Investment options Group C Investment options
         [1.25%]                    [1.25%]                     [1.25%]

SECTION 3. INVESTMENT ACCOUNTS

THE FIXED ACCOUNT

ALLOCATION AND TRANSFER TO FIXED ACCOUNT -- The Fixed Account will receive the net contributions allocated to it and dollar amounts transferred from the Separate Account(s).

As of the date we receive net contributions at the Home Office for the Fixed Account, we will allocate the net contribution to this account. As of the date we receive a Participant's valid request to transfer an amount from a Separate Account, or as of a requested future date, we will deposit the transfer amount to the Fixed Account.

GUARANTEED INTEREST RATE -- Guaranteed interest will be credited on a daily basis to the Fixed Account. Interest will be credited from the date we receive each net contribution or a dollar amount transferred from a Separate Account. The guaranteed interest rate for the Fixed Account value prior to the start of income payments is shown on the contact specifications page, but will in no instance be less than 3 percent per year.

CURRENT INTEREST RATES -- We may pay interest in excess of the guaranteed amount. The current interest rates for new net contributions and transferred amounts are declared in advance and will be credited on a daily basis to the Fixed Account. Similarly, the current interest rates for existing Fixed Account values are declared in advance and will be credited on a daily basis to the Fixed Account. Any excess interest paid, as we determine, will be applied on an equitable basis. Current interest rates are not guaranteed and may be changed at any time.

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

COMPETING FUND(s) -- For purposes of applying the transfer restrictions described under Section 4. "Contribution provisions," competing funds are those specified as such in the most recent administrative notice which is attached to and made part of this contract.

The Company reserves the right, in its sole discretion, to determine whether or not any fund included in this contract on the effective date or subsequently added to this contract after the effective date is or has become a competing fund.

THE SEPARATE ACCOUNT(s)

ALLOCATIONS TO SEPARATE ACCOUNT(s) -- A Separate Account will receive the net contributions allocated to it and dollar amounts transferred from the Fixed Account. We will allocate these amounts, as the Participant instructs, to the sub account(s) of the Separate Account(s).

We reserve the right to set a minimum allocation to a sub account and a maximum number of subaccounts to which allocations can be made. These amounts are processed as of the date we receive the net contribution or the transfer request at the Home Office.

The various Separate Account subaccounts under this contract and the corresponding investment funds for each subaccount are set forth in the most recent administrative notice which is attached to and made part of this contract. A list of the investment options selected by the Contract Owner and available under this contract will be provided to the Contract Owner from time to time in an administrative notice. The various investment options/subaccounts available under this contract are set forth in accordance with the most recent administrative notice issued by the Company. An administrative notice will be furnished when investment options/subaccounts have been added, frozen, eliminated or replaced under the contract. Such notice may also reflect information relative to such investment options, including, but not limited to, the applicable deduction for mortality and expense risk and administrative undertakings, its classification as a competing fund (if applicable), and any applicable transfer restrictions.

Within each subaccount, the value of an accumulation unit is determined by valuing daily the underlying securities within that subaccount with a reduction for operating expenses. That result is divided by the outstanding number of all accumulation units of that subaccount. The value of each subaccount's accumulation unit depends on the investment experience of the underlying fund.

The increase or decrease in the number of accumulation units for a particular transaction is determined by dividing the dollar amount of the transaction by the unit value of the appropriate subaccount.

The number of units the Contract Owner has in a subaccount on any date is equal to the sum of accumulation units that have been added through net contributions and transfers minus the sum of accumulation units that have been withdrawn or transferred.

If shares of an underlying fund are no longer available for investment by the Separate Account or if we determine further investments in an underlying fund are inappropriate in view of the

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

objectives of the contract issued, we may substitute shares of another underlying fund for fund shares already purchased and apply future net contributions to the purchase of shares of the substitute underlying fund.

The Company also reserves the right, in its sole discretion and subject to compliance with applicable law, to add, replace or delete the Separate Account(s) and/or fund(s) (with or without differing investment objectives) to or from this contract, and to terminate ongoing contributions to the Separate Accounts) and/or fund(s) under this contract, provided the Company gives the Contract Owner 30 days advance written notice of its intent to do so, and further provided that the Company takes the same action(s) with respect to all contracts of the same class and risk characteristics. If the Company adds additional Separate Account(s) and/or fund(s) to this contract, the Separate Account(s) and/or fund(s) so added will be subject to the charges, fees and transfer restrictions then in effect for such Separate Account(s) and/or fund(s) at the time they are added to this contract.

SECTION 4. CONTRIBUTION PROVISIONS

CONTRIBUTIONS -- During each contract year, the Contract Owner will remit to the Company all contributions to be made on behalf of the Participant. Net contributions will be applied by the Company to the Fixed Account and/or the Separate Account(s) for accumulation units in the Separate Account(s) on behalf of a Participant in accordance with the valuation provisions and the instructions of the Contract Owner or, with the consent of the Contract Owner, the instructions of the Participant. The minimum contribution which may be made at any time on behalf of any Participant is $30, except where the Plan requires a lesser amount which in any event may not be less than $10.

ALLOCATION OF CONTRIBUTIONS -- The Contract Owner, or the Participant, if applicable, shall specify that portion of a net contribution on behalf of a Participant to be allocated to the Fixed Account and/or to each subaccount of a Separate Account in multiples of 10 percent or a lower multiple as specified by the Company from time to time. Such allocation may be changed by written notice submitted to the Company with each net contribution.

TRANSFER OR RE-ALLOCATION OF CONTRACT VALUES WITHIN THE CONTRACT/RELATED CONTRACTS -- With respect to a Participant's account, the Contract Owner, or the Participant, if applicable, may transfer monies between accounts under this contract, subject to the provisions of this Section 4. If elected by the Contract Owner and agreed to by the Company, such transfers may also be made between accounts under this contract and a related Participant directed account option.

Separate Account values may be re-allocated between sub accounts within the Separate Account(s) or, if applicable, between subaccounts within separate account(s) under a related contract and transferred to the Fixed Account at any time.

Fixed Account values may be transferred to one or more subaccounts within the Separate

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

Account(s) or, if applicable, to one or more subaccounts within a separate account under a related contract. The Company may limit the sum of any such transfers for a Participant's account in any contract year to the greater of [25] percent of the Fixed Account value of such Participant's account as of the end of the preceding contract year or the amount transferred under this provision with respect to such Participant's account in the preceding contract year.

In addition, a transfer of contract values within the contract or, if applicable, between this contract and a related contract, is subject to the following restrictions:

Transfers of assets held in the Fixed Account, or which were held in the Fixed Account at any time during the preceding 30 day period, to a competing fund are prohibited. Similarly, transfers of assets held in a competing fund, or which were held in a competing fund or the Fixed Account during the preceding 30 days, to the Fixed Account are prohibited. Competing fund{s) shall also include any investment options under a related contract, as determined by the Company in its sole discretion.

TERMINATION OF CONTRIBUTIONS ON BEHALF OF A PARTICIPANT -- After termination of contributions on behalf of a Participant, the Contract Owner may continue the Participant's account in force under the contract or notify the Company as to the manner in which the termination value of the Participant's account is to be disbursed under the plan document's did minimums rule.

ROLLOVERS -- Rollovers are allowed unless specifically excluded by the plan document.

SECTION 5. CONTRACT CONTROL AND GENERAL PROVISIONS

THE CONTRACT -- This contract, the most recent administrative notice issued in conjunction with this contract and the application for the contract which is attached hereto when issued to the Contract Owner, constitute the entire contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall void this contract or be used in defense of a claim under it unless contained in the written application for this contract. Contract years, months and anniversaries shall be computed from the contract effective date.

The Contract Owner has the power to exercise all the rights, privileges and options granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the contract. The assets and income of this contract may not be used for or diverted to purposes other than the exclusive benefit of Participants and their beneficiaries, except as permitted under the Code, The preceding sentence does not limit the Company's exercise of the rights granted to the Company by this contract, including the right to deduct and retain amounts specified in the contract.

All statements made in the Participant's application or enrollment forms under the plan, in the absence of fraud, will be treated as representations and not as warranties. If we challenge a claim, we agree to use only written statements made in this contract and the certificate, if any.

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

BENEFICIARY -- The beneficiary is the person to whom any death benefit from the contract on behalf of a Participant is payable in the event of the Participant's death. The beneficiary is designated by (and may be changed by) the Participant, subject to any rules established by the Contract Owner or the Company, subject to applicable state or federal law. The surviving spouse will be the designated beneficiary when required by law. If no designated beneficiary remains living at a Participant's death, the Participant's estate is the beneficiary.

ASSIGNMENT ON BEHALF OF PARTICIPANT -- Amounts held under the contract on behalf of a Participant are nontransferable and cannot be sold, assigned, or pledged as security, for a loan or for any other purpose to any person other than the Company, except as permitted under the Code and the terms of this contract.

ASSIGNMENT ON BEHALF OF CONTRACT OWNER -- The Contract Owner's interest in this contract may be assigned only if agreed to by the Company. The Contract Owner agrees to provide the Company with such information as the Company may reasonably request concerning any proposed assignment. The Company assumes no responsibility for the validity of any assignment.

MODIFICATION OF THE CONTRACT -- This contract may be modified at any time by written agreement between the Contract Owner and the Company. In addition, this contract may be modified at any time by the Company to comply with applicable law. No modification may operate in a manner inconsistent with the contract control and general provisions of this contract. No modification will affect the amount or term of any annuities begun prior to the effective date of the modification, unless it is required to conform this contract to, or give the Contract Owner the benefit of any federal or state statutes or any rule or regulation of the United States Treasury Department.

On and after the fifth contract anniversary date, the Company may modify any or all of the terms of this contract upon 90 days advance written notice of such change to the Contract Owner. In the absence of written dissent by the Contract Owner within 30 days of such notice, consent to such change is assumed. Notwithstanding any such changes, the annuity tables, guaranteed interest rates and contingent deferred sales charges which apply on the date of coverage of a Participant's account will continue to apply to all contributions made to such Participant's account.

The Company may also modify this contract in any manner it deems necessary or appropriate to satisfy the requirements of any law or regulation applicable to it.

Any modification of this contract requires the signature of the President, a Vice President, a Secretary, or an Assistant Secretary of the Company.

SUSPENSION OF THE CONTRACT -- The Contract Owner may suspend this contract upon 90 days advance written notice to the Company at its Home Office in Springfield, Illinois (or at any other address the Company may specify). The contract will be suspended automatically on a contract anniversary date if the Contract Owner fails to assent to any modifications, as described under modification of the contract above, which would have been effective on or before that

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

contract anniversary date. On suspension, contributions will be accepted by the Company on behalf of Participants covered under the contract prior to the date of suspension, but no contributions will be accepted on behalf of new Participants. Suspension of the contract will not affect payments to be made by the Company under an annuity income option that commenced prior to the date of suspension or with respect to required minimum distribution rules.

NON-PARTICIPATING -- This contract does not share in the surplus earnings of the Company.

REPORTS TO THE CONTRACT OWNER -- The Company will, shortly following the end of each calendar year, transmit to each Contract Owner a written statement of account showing the total value of Fixed Account and Separate Account interests held under this contract. Other administrative responsibilities may be assumed by the Company by way of a separate administrative service agreement and do not infer any additional rights or privileges under this contract.

VOTING RIGHTS -- The Company shall cause the Contract Owner to be advised, in a timely manner, of any fund(s) shareholders' meetings at which the fund shares held for the Contract Owner may be voted. The Company shall also cause to be sent to the Contract Owner proxy materials and a form of instruction by means of which the Contract Owner can instruct the Company with respect to the voting of the fund shares held under the contract. In connection with the voting of fund shares held by it, the Company shall arrange for the handling and tallying of proxies received from the Contract Owner. The Company, as such, shall have no right, except as herein provided, to vote any fund shares held by it hereunder which may be registered in its name or the names of its nominees.

The Company will vote the fund shares held by it under this contract in accordance with the instructions received from the Contract Owner. If the Contract Owner desires to attend any meeting at which the fund shares held for the Contract Owner's benefit may be voted, the Contract Owner may request that the Company furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the fund shares held for such Contract Owner's account. In the event the Contract Owner gives no instructions or leaves the manner of voting discretionary, the Company will vote such shares of each fund in the same proportion as shares of that fund held in the same Separate Account for which instructions have been received.

When this contract is used to fund a 403(b) plan the certificate Owner shall exercise all voting rights heretofore specified.

INFORMATION FROM THE CONTRACT OWNER -- The Contract Owner will furnish any information which the Company may reasonably require to administer this contract. If the Contract Owner cannot furnish any required item of information, the Company may request the person concerned to furnish the information. The Company will not be liable for the fulfillment of any obligations under this contract which are dependent upon that information unless and until it receives such information in a form satisfactory to it.

INDIVIDUAL CERTIFICATES -- The Company may issue a certificate to each Participant for whom contributions are being made to this contract and for whom an annuity has not yet been

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

effected. A certificate will evidence the contributions being made to this contract and describe the Participant's rights and duties under this contract.

EXPERIENCE CREDITS -- The Company may, at its sole discretion, apply experience credits under this contract based on investment, administrative, mortality or other factors. Experience credits may be applied, either prospectively or retrospectively, as a reduction in the deduction for mortality and expense risk and administrative undertakings, a reduction in the term or amount of any applicable contingent deferred sales charges, an increase in the rate of interest credited under the contract, a payment to be allocated as directed by the Contract Owner, or any combination of the foregoing. The Company may apply and allocate experience credits in such manner as the Company deems appropriate. Experience credits are not guaranteed and may be discontinued at the Company's discretion.

PLAN DOCUMENT -- This contract shall be governed by the plan document which shall comply with the Code relative to the plan's intended tax qualification status.

PLAN CHANGES -- The Contract Owner will furnish the Company a copy of the deferred compensation plan, or qualified retirement plan which is funded by this contract, prior to or concurrent with issuance of the contract. While this contract remains in force, the Contract Owner will also furnish a copy of each amendment to such plan. The terms of the plan are those in effect on the contract effective date. Plan amendments received by the Company will also apply to this contract unless the Company notifies the Contract Owner otherwise within 90 days following its receipt of the plan amendment. The Company will not unreasonably withhold consent subject to the applicable state or federal rules, regulations or law.

GOVERNING LAW -- This contract will be governed by and construed in accordance with the laws of the contract jurisdiction set forth on page 3 of this contract. This contract shall be deemed to include any provisions required by the state where it was issued. This contract will conform to any requirements of federal law concerning deferred compensation or retirement plans.

NOWAIVER -- The Company may, in its sole discretion, elect not to exercise a right or reservation specified in this contract. Such election shall not constitute a waiver of the right to exercise such right or reservation at any subsequent time, nor shall it constitute a waiver of any other provisions of the contract.

WITHDRAWALS -- Withdrawals are subject to the terms of this contract and the plan document. If there is conflict between the contract and plan document, the plan document will control.

SECTION 6. VALUATION PROVISIONS

NET CONTRIBUTIONS -- The net contribution to the contract on behalf of a Participant is equal to the total contributions made on behalf of that Participant less any applicable premium taxes. The net contribution for the Fixed Account or Separate Account(s) (determined in accordance with the account allocation percentages elected) is applied to provide Fixed Account values or

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

Separate Account accumulation units. The number of accumulation units credited to a Separate Account is determined by dividing the net contribution for that account by the dollar value of one accumulation unit next computed after the receipt of the contribution by the Company.

Distributed earnings with respect to the underlying fund(s) will be credited to the Contract Owner by increasing the value of units of interest held under this contract, not by increasing the number of accumulation units held under this contract. The number of accumulation units so determined will not be affected by any subsequent change in the value of accumulation units. The accumulation unit value in a Separate Account may decrease or increase from day to day as specified below.

NET INVESTMENT RATE AND NET INVESTMENT FACTOR -- The Fixed Account net investment rate applicable to this contract for any day is guaranteed to be at least the rate shown under the contract specifications section of this contract. The net investment rate for each subaccount in each of the Separate Account(s) for any day is equal to the gross investment rate for such subaccount expressed in decimal form to at least six decimal places, less applicable deductions by the Company for mortality and expense, income option, and administrative undertakings are shown on the Contract Specifications page of the contract. The gross investment rate for a subaccount is

      (a) its investment income for the valuation day plus its capital gains and minus its capital losses, whether realized or unrealized, and less a deduction for any applicable taxes arising from the income and the realized and unrealized capital gains attributable to that subaccount, divided by

      (b)   the value of that subaccount on the previous valuation day.

The net investment factor for each subaccount is the sum of 1.000000 plus the net investment rate for that account.

SEGREGATION OF SEPARATE ACCOUNT ASSETS -- That portion of the assets of a Separate Account equal to the reserves and other contract liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct. The assets of a Separate Account are segregated from all other assets of the Company and are subject only to the claims of contracts participating in such Separate Account.

ACCUMULATION UNIT VALUE -- The value of an accumulation unit for each sub account of a Separate Account was set at an initial fixed value on the date the subaccount was established. The value of the respective accumulation units for any subsequent day is determined by multiplying the accumulation unit value for the preceding valuation day by the net investment factor for that subaccount for the current valuation day.

SECTION 7. FIXED ACCOUNT LIQUIDITY PROVISIONS

Prior to the date of discontinuance as defined in the contract discontinuance provisions in

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

Section 8, a request for a surrender or transfer of Fixed Account values in the contract may be made at any time; provided, however, any and all such requests shall be subject to the transfer restrictions set forth in Section 4 and the liquidity provisions set forth in paragraphs (a) and (b) of this Section 7, the plan and the relevant state and/or federal law except with respect to required minimum distribution rules.

      (a) Notwithstanding any benefits which may be payable to Participants or beneficiaries under the terms of the plan, including, but not limited to, benefits under the plan on account of retirement, death, separation from service, or financial hardship, the Contract Owner specifically agrees that the Company has the absolute right to deny any request for any surrender or transfer of Fixed Account values in the contract, when the sum of all requests for surrenders and transfers of such Fixed Account values in any contract year exceeds the greater of:

            (1) [25] percent of the Fixed Account values held in the contract at the end of the immediately preceding contract year, or

            (2) the amount surrendered or transferred under this provision in the preceding contract year.

      The Company reserves the right to defer any request for a surrender or transfer in excess of (1) or (2). Any surrender or transfer request deferred to a later contract year shall be counted towards, and shall be subject to, the limit applicable to the contract year to which such surrender or transfer is deferred.

      (b) Unless the Contract Owner gives the Company written direction otherwise, deferred surrenders and transfers shall be made in the order originally received.

SECTION 8. CONTRACT DISCONTINUANCE

This contract shall be discontinued:

      (a) if the Contract Owner gives written notice to the Company that the contract is being discontinued, in which event the date of discontinuance shall be the later of:

            (1) the first business day following the date on which such notice is received by the Company at its Home Office in Springfield, Illinois, or

            (2) the business day specified in such notice; or

      (b) if no contributions are made to the contract with respect to a contract year and the Company gives written notice to the Contract Owner that the date of discontinuance will occur as of the date specified in such notice, such date not to be earlier than 31 days after the date such notice is mailed by the Company; or

      (c) notwithstanding any provision of this contract to the contrary, after five completed contract years, the Company shall have the right, in accordance with its existing administrative practices and procedures, to discontinue the contract and pay all contract values without

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

      application of contingent deferred sales charges under the contract, to the Contract Owner in full, provided that the Company gives the Contract Owner 90 days advance written notice, and further provided that the Company takes the same action with respect to all contracts of the same class and risk characteristics.

SECTION 9. EFFECT OF CONTRACT DISCONTINUANCE

On and after the date of discontinuance as defined in the contract discontinuance provisions of Section 8, no contributions will be payable to, or accepted by, the Company. Notwithstanding any other provision of this contract to the contrary, after the date of discontinuance, contract values shall be paid in accordance with paragraph (c) of Section 8 or this Section 9.

FIXED ACCOUNT VALUES -- The total amount of all Fixed Account values under the contract shall be reduced as of the date of discontinuance, by any:

      (a) premium taxes not previously deducted, and

      (b) contingent deferred sales charges as set forth in the contract specifications, except where discontinuance is effected under Section 8(c).

The resulting amount shall be referred to as the "balance at discontinuance."

Notwithstanding any benefits which may be payable to participants or beneficiaries under the terms of the plan, including, but not limited to, benefits under the plan on account of retirement, death, separation from service, or financial hardship, the Contract Owner specifically agrees that the Company has the absolute right to pay the balance at discontinuance in five equal installments, plus any interest due, annually over a period of five years. The Company shall pay the first such installment not later than 30 days after the date of discontinuance. The remaining four installments, plus interest, shall be payable on each successive anniversary of the date of discontinuance.

The balance at discontinuance shall be credited with interest at a rate of not less than 3 percent per year commencing on the date of discontinuance.

CONTRACT FUNDS HELD UNDER THE SEPARATE ACCOUNT(S) -- As of the date of discontinuance, all contract funds held under the Separate Account(s) shall be reduced by any:

      (a) premium taxes not previously deducted, and

      (b) contingent deferred sales charges as set forth in the contract specifications, except where discontinuance is effected under Section 8(c).

The resulting amount shall be paid within seven days following the date of discontinuance except as the Company may be permitted to defer payment under applicable law.

SECTION 10. DEATH BENEFIT

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

PAYMENT AT PARTICIPANT'S DEATH -- The death benefit shall be paid upon the Participant's death if the certificate, if any, has not been surrendered and the effective date of a selected annuity income option has not occurred. The beneficiary may receive the death benefit by electing an annuity income option or a lump sum payment in accordance with the plan.

Proof of the Participant's death must be sent to our Home Office. As of the date we receive such proof, we will pay the beneficiary the death benefit, which is the greater of:

      1. the total value of the Participant's account less any applicable premium tax; or

      2. the sum of all contributions under the Participant's account, less any applicable premium tax, any outstanding loan balance and withdrawals.

REQUIRED DISTRIBUTIONS AT DEATH -- Distributions will be paid as required by the Code and the plan document.

SECTION 11. ANNUITY INCOME OPTIONS

APPLICATION OF PARTICIPANT'S ACCOUNT VALUE -- On the effective date of an annuity income option, the requested portion of the Participant's account value payable under the Participant's account shall be applied to the payment of the annuity income option elected.

If the Participant's account value to be applied under any one fixed or variable annuity income option is less than $2,000 or would provide less than a $20 monthly annuity income payment, we will pay the Participant's account value in a lump sum to the payee.

Prior to the payment of any annuity income option selected, we reserve the right to verify the age of the payee and to make any adjustments necessary to reflect the accurate payment for the correct age.

ELECTION OF OPTION -- At least 30 days prior to the requested effective date of an annuity income option, the Participant may elect by written request an annuity income option or change a previous election. We must receive the written request at the Home Office. Income payments must begin no later than specified in the Code, If the Participant dies before the effective date of the annuity income option, the beneficiary may elect an annuity income option. This election must be made within 60 days after we receive proof of the Participant's death.

SUPPLEMENTAL CONTRACT -- We may issue a supplemental contract for each annuity income option chosen.

MISSTATEMENT OF AGE -- If the age of a Participant or any other payee has been misstated, the annuity income payments under the supplemental contract will be that amount which the Participant's account value would have provided at the correct age. We will require proof of the correct age.

If the income payments were too large because of a misstatement, we will deduct the difference with interest from the benefits falling due until totally repaid. If such payments were too small, we will add the difference with interest to the next benefit due. The interest rate will not exceed

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

6 percent per year.

PROOF OF SURVIVAL -- We may require proper proof that a payee, beneficiary, or a Participant is living when payment depends upon such person's survival. Proof includes a dated and witnessed signature.

PAYMENT START DATE -- For Options 1,2,3,4,6 and 7, the first payment will be made on or before the 15th business day of the month following receipt of the Participant's request and the effective date of the annuity income option. Subsequent income payments for these options will be made as of the first business day of each succeeding month, unless another mode of payment is selected by the supplemental Contract Owner and has been approved by us. For Option 5, the income payments will be made as of the first business day after the end of the payment period.

If the original payee dies after income payments begin, the beneficiary of such payee will be paid:

      1. under Options 1 and 6, the rest of the annuity income payments during the period certain, if any; or

      2. under Options 3 and 4, the rest of the annuity income payments due, if any; or

      3.    under Option 5, the present value plus unpaid interest, if any.

If no beneficiary is living at the time of the payee's death, the present value, if any, of the remaining income payments will be paid in a lump sum to the estate of such payee. If the payee dies and the option elected does not provide for continued payments, the supplemental contract will terminate.

Under the supplemental contract, the present value of any option will be figured at the interest rate used to determine the income payment. In no case will a lump sum distribution be allowed under Options 1,2,6 and 7 during the lifetime of the original payee(s).

Unless the supplemental Contract Owner elects otherwise, the payee will have the right under Options 3, 4, and 5 to terminate the supplemental contract. In this case the payee will receive the present value in one lump sum payment.

VARIABLE INCOME PAYMENTS -- The Participant's account value applied to the variable income payments is allocated to the subaccount(s) as instructed by the supplemental contract owner (Participant). Not all subaccount(s) may be available for income payments. The dollar amount of the first monthly payment from each subaccount to be made under a variable annuity option will be determined by applying the amount of the Participant's account value allocated to that subaccount to the appropriate rate in the annuity income option tables.

The variable income payment from each subaccount is determined by multiplying the number of variable retirement units by the value of such unit for the corresponding subaccount.

Within each subaccount, the number of variable retirement units is determined by dividing the:

      -     amount of the first monthly payment by

HORACE MANN LIFE INSURANCE COMPANY                                       [LOGO]

      - the value of the variable retirement unit in the appropriate subaccount on the valuation day coincident with the date that the Participant's account value was applied toward the variable annuity option(s).

The number of such units will not change when figuring the second and subsequent income payments. Under Option 7, such units will be reduced upon the death of the first payee to the survivor percentage previously elected by the supplemental Contract Owner (Participant).

The second and subsequent payment(s) will be based on the investment experience of the underlying fund(s) and will be affected by the mortality risk and expense risk fee shown in the supplemental contract. The value of each variable retirement unit for each subaccount was initially set at $10 as of the date income payments were first calculated. Subsequent variable retirement unit values of any subaccount are determined by multiplying the previous variable retirement unit value by the current net investment factor.

The value of the net assets in the Separate Account shall be taken at their fair market value, or where there is no readily available market, their fair value, as determined in accordance with generally accepted accounting practice and applicable laws and regulations.

FIXED ANNUITY INCOME OPTIONS

OPTION 1. FIXED LIFE INCOME WITH OR WITHOUT PERIOD CERTAIN -- We will pay an income based on the attained age of the payee for the period certain elected; thereafter, we will pay income for the remaining lifetime of the payee. The period certain may be 10, 15 or 20 years. If no period certain is requested, we will pay an income during the lifetime of the payee. See Table 1.

OPTION 2. JOINT LIFE AND SURVIVOR ANNUITY -- We will pay an income for as long as either or both payees live. The income will be based on the ages of the two payees. Upon the death of one payee, future payments will be reduced to the survivor percentage elected. Income payments will cease following the death of the surviving payee. See Tables 2, 3 and 4.

OPTION 3. INCOME FOR A FIXED PERIOD -- We will pay an income for a specified number of years, one through 30 years. But, income payments cannot extend beyond the life expectancy of the payee, as defined by the Code. The payments will be made in equal installments. The payee may withdraw a part of the present value of future benefits upon written request. Following a withdrawal, the remaining payments will be recalculated. See Table 5.

OPTION 4. INCOME FOR A FIXED AMOUNT -- We will pay an income of a specified amount until the Participant's account value and interest are all paid out to the payee. The income payments cannot extend beyond the life expectancy of the payee, as defined by the Code. The payee may withdraw a part of the present value of future benefits upon written request. Following a withdrawal, the remaining number of payments will be adjusted.

OPTION 5. INTEREST INCOME PAYMENTS -- We will hold the Participant's account value and pay interest at a rate we determine. The interest rate will never be less than the income option rate specified on the contract specifications page. Interest will be credited at the end of each payment period. The payee may elect another option at the end of any payment period. Subject

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

to the restrictions imposed by the Code, the payee may withdraw the value of the supplemental contract held under this option, in whole or in part, upon written request. Distributions of both principal and interest must begin no later than the date specified by the Code.

VARIABLE ANNUITY INCOME OPTIONS

OPTION 6. VARIABLE LIFE INCOME WITH OR WITHOUT PERIOD CERTAIN -- We will pay a variable income based on the attained age of the payee for the period certain elected; thereafter, we will pay the variable income for the remaining lifetime of the payee. The period certain may be 10, 15 or 20 years. If no period certain is requested, we will pay a variable income during the lifetime of the payee. See Table 1 for the initial payment. Subsequent payments will be based on the investment experience of the underlying fund.

OPTION 7. VARIABLE INCOME FOR JOINT LIFE AND SURVIVOR ANNUITY -- We will pay a variable income for as long as either or both payees live. The variable income will be based on the ages of the two payees. See Table 2, 3 or 4 for the initial payment. Subsequent payments will be based on the investment experience of the underlying fund. Upon the death of one payee, future payments will be reduced to the survivor percentage elected. The variable income payments will cease following the death of the surviving payee.

OTHER ANNUITY OPTIONS -- Upon the Participant's request, we may make other fixed and variable annuity options available.

BASIS OF ANNUITY INCOME OPTION TABLES -- The following tables show the dollar amount of monthly annuity income payments for the payee's attained age when the supplemental contract is issued.

The amount of each fixed income payment under Options 1, 2 and 3 will never be less than that shown in the annuity income option tables at the time the supplemental contract is issued. The guaranteed annuity income option rate used for all fixed annuity income options is shown on the contract specifications page. The guaranteed factors for lifetime options are unisex and based on the Annuity 2000 Mortality Table using 100 percent female mortality. The income payments under these options may be increased as we determine.

The age used in the annuity income option tables is the attained age of the payee when income payments begin. Amounts for ages not shown or for quarterly, semi-annual or annual payments will be furnished upon request.

The interest rate used in the annuity income option tables is that shown on the Contract Specifications page.

MINIMUM DISTRIBUTIONS -- Any distribution to a Participant under these annuity income options shall be made in accordance with the provisions of the plan established by the Contract Owner, but in no event will such distribution be made at a time or in a method that fails to satisfy the requirements of the Code.

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

SECTION 12. ANNUITY INCOME OPTION TABLES

TABLE 1-OPTIONS 1 AND 6

Income Payments for life with or without a period certain
Initial monthly income payments for each $1.000 of Participant's account value

Attained             Period certain          Attained            Period certain
 age of    -------------------------------    age of    -------------------------------
 payee     Life   10yrs   15 yrs   20 yrs     payee     Life   10 yrs   15 yrs   20 yrs
--------   ----   -----   ------   -------   --------   ----   ------   ------   ------
  55       4.19   4.16     4.12     4.06       68       5.73    5.55    5.30

  56       4.27   4.24     4.19     4.12       69       5.91    5.70    5.41

  57       4.35   4.32     4.27     4.19       70       6.11    5.86    5.53

  58       4.44   4.40     4.34     4.25       71       6.32    6.02    5.64

  59       4.54   4.49     4.42     4.32       72       6.55    6.20

  60       4.64   4.58     4.51     4.39       73       6.80    6.38

  61       4.75   4.68     4.59     4.46       74       7.07    6.57

  62       4.86   4.79     4.68     4.53       75       7.37    6.76

  63       4.98   4.90     4.78     4.60       76       7.68    6.96

  64       5.11   5.01     4.88     4.67       77       8.03    7.16

  65       5.25   5.14     4.98     4.75       78       8.40    7.36

  66       5.40   5.26     5.08                79       8.80    7.56

  67       5.55   5.40     5.19                80       9.23

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

TABLE 2 -- OPTIONS 2 AND 7

Joint life income with 50 percent to survivor
Initial monthly income payments for each $1,000 of Participant's account value

Attained
 ages of
 payees     55     56     57     58     59     60     61     62     63     64     65
--------   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
   55      4.19

   56      4.23   4.27

   57      4.27   4.31   4.35

   58      4.31   4.36   4.40   4.44

   59      4.36   4.40   4.44   4.49   4.54

   60      4.40   4.45   4.49   4.54   4.59   4.64

   61      4.45   4.50   4.54   4.59   4.64   4.69   4.75

   62      4.50   4.55   4.59   4.64   4.69   4.75   4.80   4.86

   63      4.55   4.60   4.65   4.70   4.75   4.80   4.86   4.92   4.98

   64      4.61   4.65   4.70   4.75   4.81   4.86   4.92   4.98   5.04   5.11

   65      4.66   4.71   4.76   4.81   4.87   4.92   4.98   5.05   5.11   5.18   5.25

   66      4.72   4.77   4.82   4.87   4.93   4.99   5.05   5.11   5.18   5.25   5.32

   67      4.78   4.83   4.88   4.94   5.00   5.06   5.12   5.18   5.25   5.32   5.40

   68      4.84   4.89   4.95   5.00   5.06   5.12   5.19   5.26   5.33   5.40   5.48

   69      4.90   4.96   5.01   5.07   5.13   5.20   5.26   5.33   5.41   5.48   5.56

   70      4.97   5.03   5.08   5.14   5.21   5.27   5.34   5.41   5.49   5.56   5.65

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

TABLE 3 -- OPTIONS 2 AND 7

Joint life income with 66 2/3 percent to survivor
Initial monthly income payments for each $1,000 of Participant's Account value

Attained
ages of
payees      55     56     57     58     59     60     61     62     63     64     65
--------   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
  55       4.02

  56       4.06   4.10

  57       4.09   4.13   4.17

  58       4.13   4.17   4.21   4.25

  59       4.17   4.21   4.25   4.29   4.33

  60       4.20   4.25   4.29   4.33   4.38   4.42

  61       4.24   4.29   4.33   4.37   4.42   4.47   4.52

  62       4.28   4.33   4.37   4.42   4.47   4.52   4.57   4.62

  63       4.32   4.37   4.41   4.46   4.51   4.56   4.62   4.67   4.72

  64       4.36   4.41   4.46   4.51   4.56   4.61   4.67   4.72   4.78   4.84

  65       4.40   4.45   4.50   4.55   4.61   4.66   4.72   4.78   4.84   4.90   4.96

  66       4.44   4.49   4.55   4.60   4.66   4.71   4.77   4.83   4.90   4.96   5.02

  67       4.49   4.54   4.59   4.65   4.71   4.77   4.83   4.89   4.95   5.02   5.09

  68       4.53   4.58   4.64   4.70   4.76   4.82   4.88   4.95   5.02   5.08   5.16

  69       4.57   4.63   4.69   4.75   4.81   4.87   4.94   5.01   5.08   5.15   5.22

  70       4.62   4.68   4.74   4.80   4.86   4.93   5.00   5.07   5.14   5.22   5.29

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

TABLE 4 -- OPTIONS 2 AND 7

Joint life income with 100 percent to survivor
Initial monthly income payments for each $1,000 of Participant's account value

Attained
ages of
payees      55     56     57     58     59     60     61     62     63     64     65
--------   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
  55       3.73

  56       3.75   3.78

  57       3.78   3.81   3.84

  58       3.81   3.84   3.87   3.91

  59       3.83   3.87   3.90   3.94   3.97

  60       3.86   3.89   3.93   3.97   4.01   4.04

  61       3.88   3.92   3.96   4.00   4.04   4.08   4.12

  62       3.90   3.94   3.99   4.03   4.07   4.12   4.16   4.20

  63       3.92   3.97   4.01   4.06   4.10   4.15   4.19   4.24   4.28

  64       3.94   3.99   4.04   4.09   4.13   4.18   4.23   4.28   4.33   4.37

  65       3.96   4.01   4.06   4.11   4.16   4.22   4.27   4.32   4.37   4.42   4.47

  66       3.98   4.03   4.08   4.14   4.19   4.25   4.30   4.36   4.41   4.47   4.52

  67       4.00   4.05   4.11   4.16   4.22   4.28   4.33   4.39   4.45   4.51   4.57

  68       4.01   4.07   4.13   4.18   4.24   4.30   4.37   4.43   4.49   4.55   4.62

  69       4.03   4.09   4.15   4.21   4.27   4.33   4.40   4.46   4.53   4.59   4.66

  70       4.04   4.10   4.16   4.23   4.29   4.36   4.42   4.49   4.56   4.63   4.71

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

TABLE 5 -- OPTION 3

Income payments for a fixed period
Equal monthly income payments for each $1,000 of Participant's account value

Number of years in  Monthly income  Number of years in  Monthly income  Number of years in  Monthly income
   fixed period        payment         fixed period         payment        fixed period        payment
------------------  --------------  ------------------  --------------  ------------------  --------------
        1               84.47               11               8.86               21               5.32

        2               42.86               12               8.24               22               5.15

        3               28.99               13               7.71               23               4.99

        4               22.06               14               7.26               24               4.84

        5               17.91               15               6.87               25               4.71

        6               15.14               16               6.53               26               4.59

        7               13.16               17               6.23               27               4.47

        8               11.68               18               5.96               28               4.37

        9               10.53               19               5.73               29               4.27

       10                9.61               20               5.51               30               4.18

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

HOME OFFICE: 1 Horace Mann Plaza
             P.O. Box 4657
             Springfield, Illinois 62708-4657

ENDORSEMENT: QUALIFYING EVENT (CHICAGO)

This endorsement is part of the Horace Mann Life insurance contract to which it is attached. The endorsement amends this contract effective as of the Contract Date.

For purposes of this contract, the term "Qualifying Event" shall mean:

      1. the death of the Participant; or

      2. financial hardship, as defined in the Plan; or

      3. disability as defined in the Plan or the Code; or

      4. an amount surrendered for transfer to the funding vehicle of another approved investment provider for the Plan.

Separation from service is not a "Qualifying Event" under the contract.

Notwithstanding the above, the Participant may withdraw an amount not to exceed 10 percent of the Participant account value per year without application of the contingent deferred sales charge.

/s/ Lou Lower                                                /s/ Ann Caparros
------------------                                           -------------------
President                                                    Corporate Secretary

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

ADMINISTRATIVE NOTICE FOR DEPOSIT ADMINISTRATION CONTRACT:

To be included as an attachment to your Deposit Administration Contract effective______________________________________

Re: Investment options available to

Deposit Administration Contract #_______________________________________________

I. The following investment options are available under the aforementioned Deposit Administration Contract

COMPANY FIXED ACCOUNT OPTIONS

Horace Mann Fixed Account

COMPETING FUNDS UNDER SECTION 3:
       [________________________]

SEPARATE ACCOUNT

The Separate Account(s) of the Company supporting the contract are entitled:

The various Separate Account subaccounts under this contract and the corresponding investment funds for each subaccount are as follows:

INVESTMENT OPTION SUBACCOUNTS IN GROUP "A":

                 [_______________________]

                 [_______________________]

                 [_______________________]

INVESTMENT OPTION SUBACCOUNTS IN GROUP "B":

                 [_______________________]

                 [_______________________]

                 [_______________________]

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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

INVESTMENT OPTION SUBACCOUNTS IN GROUP "C":

             [_______________________]

             [_______________________]

             [_______________________]

II. This administrative notice forms a part of, and should be kept with your Deposit Administration Contract #_______________________________________.

                                                                               2
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HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

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

HORACE MANN LIFE INSURANCE COMPANY                                        [LOGO]

HOME OFFICE:     1 Horace Mann Plaza
                 Springfield, Illinois 62715-0001
                 1-800-999-1030

MAILING ADDRESS: PO Box 4657
                 Springfield, IL 62708-4657

DEPOSIT ADMINISTRATION CONTRACT

(GROUP FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE RETIREMENT ANNUITY CONTRACT)

NONPARTICIPATING -- DIVIDENDS NOT PAID

ANY PAYMENTS AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON INVESTMENT RESULTS OF THE SEPARATE ACCOUNT(S) ARE VARIABLE AND NOT GUARANTEED.

                       ILLINOIS LIFE AND HEALTH INSURANCE
                            GUARANTY ASSOCIATION LAW

Residents of Illinois who purchase health insurance, life insurance, and annuities should know that the insurance companies licensed in Illinois to write these types of insurance are members of the Illinois Life and Health Insurance Guaranty Association. The purpose of this Guaranty Association is to assure that policyholders will be protected, within limits, in the unlikely event that a member insurer becomes financially unable to meet its policy obligations. If this should happen, the Guaranty Association will assess its other member insurance companies for the money to pay the covered claims of policyholders that live in Illinois (and their payees, beneficiaries, and assignees) and, in some cases, to keep coverage in force. The valuable extra protection provided by these insurers through the Guaranty Association is not unlimited, however, as noted below.

                               ILLINOIS LIFE AND
                     HEALTH INSURANCE GUARANTY ASSOCIATION

                                   DISCLAIMER

THE ILLINOIS LIFE AND HEALTH INSURANCE GUARANTY ASSOCIATION PROVIDES COVERAGE OF CLAIMS UNDER SOME TYPES OF POLICIES IF THE INSURER BECOMES IMPAIRED OR INSOLVENT. COVERAGE MAY NOT BE AVAILABLE FOR YOUR POLICY. EVEN IF COVERAGE IS PROVIDED, THERE ARE SUBSTANTIAL LIMITATIONS AND EXCLUSIONS. COVERAGE IS GENERALLY CONDITIONED ON CONTINUED RESIDENCE IN ILLINOIS. OTHER CONDITIONS MAY ALSO PRECLUDE COVERAGE.

YOU SHOULD NOT RELY ON AVAILABILITY OF COVERAGE UNDER THE LIFE AND HEALTH INSURANCE GUARANTY ASSOCIATION LAW WHEN SELECTING AN INSURER. YOUR INSURER AND AGENT ARE PROHIBITED BY LAW FROM USING THE EXISTENCE OF THE ASSOCIATION OR ITS COVERAGE TO SELL YOU AN INSURANCE POLICY.

THE ILLINOIS LIFE AND HEALTH INSURANCE GUARANTY ASSOCIATION OR THE ILLINOIS DEPARTMENT OF INSURANCE WILL RESPOND TO ANY QUESTIONS YOU MAY HAVE WHICH ARE NOT ANSWERED BY THIS DOCUMENT. POLICYHOLDERS WITH ADDITIONAL QUESTIONS MAY CONTACT:

             ILLINOIS LIFE AND HEALTH INSURANCE GUARANTY ASSOCIATION
                           842O WEST BRYN MAWR AVENUE
                             CHICAGO, ILLINOIS 60631
                                 (773) 714-8050

                        ILLINOIS DEPARTMENT OF INSURANCE
                           320 WEST WASHINGTON STREET
                                    4TH FLOOR
                           SPRINGFIELD, ILLINOIS 62767
                                 (217)782-4515

                         SUMMARY OF GENERAL PURPOSES AND
                        CURRENT LIMITATIONS OF COVERAGE

The Illinois law that provides for this safety-net coverage is called the Illinois Life and Health Insurance Guaranty Association Law ("Law") [215 ILCS 5/531.01, et seq.]. The following contains a brief summary of the Law's coverages, exclusions, and limits. This summary does not cover all provisions, nor does it in any way change anyone's rights or obligations under the Law or the rights or obligations of the Guaranty Association. If you have obtained this document from an agent in connection with the purchase of a policy, you should be aware that its delivery to you does not guarantee that your policy is covered by the Guaranty Association.

                         (Please turn to back of page)

                                                              IL-M504IL (11/00)

COVERAGE

The Illinois Life and Health Insurance Guaranty Association provides coverage to policyholders that reside in Illinois for insurance issued by members of the Guaranty Association, including:

      -     life insurance, health insurance, and annuity contracts;

      - life, health or annuity certificates under direct group policies or contracts;

      -     unallocated annuity contracts; and

      - contracts to furnish health care services and subscription certificates for medical or health care services issued by certain licensed entities. The beneficiaries, payees, or assignees of such persons are also protected, even if they live in another state.

EXCLUSIONS FROM COVERAGE

The Guaranty Association does not provide coverage for:

      - any policy or portion of a policy for which the individual has assumed the risk;

      - any policy of reinsurance (unless an assumption certificate was issued);

      -     interest rate guarantees which exceed certain statutory limitations;

      - certain unallocated annuity contracts issued to an employee benefit plan protected under the Pension Benefit Guaranty Corporation and any portion of a contract which is not issued to or in connection with a specific employee, union or association of natural persons benefit plan or a government lottery;

      - any portion of a variable life insurance or variable annuity contract not guaranteed by an insurer; or

      -     any stop loss insurance.

In addition, persons are not protected by the Guaranty Association if:

      - the Illinois Director of Insurance determines that, in the case of an insurer which is not domiciled in Illinois, the insurer's home state provides substantially similar protection to Illinois residents which will be provided in a timely manner; or

      - their policy was issued by an organization which is not a member insurer of the Association.

LIMITS ON AMOUNT OF COVERAGE

The Law also limits the amount the Illinois Life and Health Insurance Guaranty Association is obligated to pay. The Guaranty Association's liability is limited to the lesser of either:

      - the contractual obligations for which the insurer is liable or for which the insurer would have been liable if it were not an impaired or insolvent insurer; or

      - with respect to any one life, regardless of the number of policies, contracts, or certificates:

            - in the case of life insurance, $300,000 in death benefits but not more than $100,000 in net cash surrender or withdrawal values;

            - in the case of health insurance, $300,000 in health insurance benefits, including net cash surrender or withdrawal values; and

            - with respect to annuities, $100,000 in the present value of annuity benefits, including net cash surrender or withdrawal values, and $100,000 in the present value of annuity benefits for individuals participating in certain government retirement plans covered by an unallocated annuity contract. The limit for coverage of unallocated annuity contracts other than those issued to certain governmental retirement plans is $5,000,000 in benefits per contract holder, regardless of the number of contracts.

However, in no event is the Guaranty Association liable for more than $300,000 with respect to any one individual.

                                                                IL-M5041L(11/00)